UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2007
ISOTIS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33272	20-5825634

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Goodyear
Irvine, California 92618
(Address of Principal Executive Offices)(Zip Code)

(949) 595-8710
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On May 29, 2007 (the “Effective Date”), IsoTis, Inc. (the “Company”), IsoTis OrthoBiologics, Inc. (together with the Company, the “Borrowers”), Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, and as Administrative Agent, Sole Lead Arranger and Sole Bookrunner (“Merrill Lynch”) and Silicon Valley Bank (“SVB”) entered into a Credit and Security Agreement (the “Credit Agreement”) that provides for an aggregate $20.0 million commitment to the Borrowers.
     The loan consists of two facilities, a Revolving Note and a Term Note each in the amount of $10.0 million (each a “Loan”, collectively, the “Loans”). The Revolving Note bears interest at the rate of LIBOR plus 3.00% per annum and the Term Note bears interest at the rate of LIBOR plus 4.50% per annum. The amount available to be drawn under the Revolving Note is limited to 85% of the net collectible value of eligible accounts receivable of the Borrowers. The Loans must be paid in full on the Termination Date, which is the earlier to occur of (i) June 1, 2010 or (ii) acceleration pursuant to the occurrence of an Event of Default. Following interest-only payments on the Term Loan for a six-month period, the Term Note is payable in 30 equal payments of principal and interest beginning on January 1, 2008. Principal on account of the Revolving Note is payable immediately upon receipt by Borrowers of any payments on or proceeds from any of the Borrowers’ accounts and interest on the Revolving Note is payable in arrears on the first day of each month.
     The Loans are secured by a pledge of substantially all currently existing and after-acquired property of the Borrowers, including all proceeds and products therefrom. The Credit Agreement excludes from the collateral (i) any intellectual property rights, including copyrights, patents, trademarks and inbound licenses relating to any of the copyrights, patents or trademarks, (ii) any claims for damages relating to infringement of the intellectual property and (iii) voting capital stock in any foreign subsidiary in excess of sixty-five percent (65%) of such voting capital stock. While these items are excluded from collateral, the Lenders have a lien on all proceeds arising out of or related the intellectual property and other excluded collateral.
     The Credit Agreement contains customary covenants, which, among other things, prohibit the Borrowers from assuming further debt obligations and any liens, unless otherwise permitted under the Credit Agreement. The entire principal amount of the Loans and any accrued but unpaid interest may be declared immediately due and payable in the event of the occurrence of an event of default as defined in the Credit Agreement, which includes the failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, the occurrence of an event or change which could have a material adverse effect on the Borrowers and failure by the Borrowers to obtain 510(k) clearance prior to December 31, 2007 for all of their Accell Products marketed as of the closing date.
     Additionally, the Credit Agreement requires the Company to deposit $7.5 million of the borrowed funds in a collateral account that will not be accessible by the Company unless and until the Company shall have raised a specified amount of additional capital prior to August 31, 2007. If the Company fails to raise the additional capital prior to that time, the Company will be required to prepay the $7.5 million to the Lenders, which will be applied toward the balance of the Terms Loans.
     A copy of the Credit Agreement is attached as Exhibit 10.1 and the foregoing summary is qualified by reference to the full agreement.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
10.1	Credit and Security Agreement dated as of May 29, 2007 by and among IsoTis, Inc., IsoTis OrthoBiologics, Inc., Merrill Lynch Capital and Silicon Valley Bank.

SIGNATURES
     We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: June 4, 2007	ISOTIS, INC. (registrant)
	By:	/s/ Robert J. Morocco
Robert J.Morocco
Chief Financial Officer, Senior Vice President, Secretary & Treasurer

EXHIBIT INDEX

Exhibits:	Description of Document
10.1	Credit and Security Agreement dated as of May 29, 2007 by and among IsoTis, Inc., IsoTis OrthoBiologics, Inc., Merrill Lynch Capital and Silicon Valley Bank.